Exhibit 10.1

TAX SHARING AGREEMENT

by and between

Marathon Oil Corporation,

Marathon Petroleum Corporation, and

MPC Investment LLC

Dated as of

[            ], 2011

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of [            ], 2011, is made by and between Marathon Oil Corporation, a Delaware corporation (“Parent”), Marathon Petroleum Corporation, a Delaware corporation and indirect, wholly owned Subsidiary of Parent (“SpinCo”), and MPC Investment LLC, a Delaware limited liability company and wholly owned Subsidiary of SpinCo.

WITNESSETH

WHEREAS, the Board of Directors of Parent has determined that it is in the best interest of its shareholders to effect a reorganization and spin-off providing for the separation of the SpinCo Group (as defined below) from the Parent Group (as defined below);

WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) providing for the separation of the SpinCo Group from the Parent Group;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Marathon Oil Company (“MOC”) will contribute certain assets to SpinCo and SpinCo will assume certain liabilities (the “MOC Contribution”), followed by MOC’s distribution of the shares of SpinCo to Parent (the “Internal Spin-Off”);

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Parent will contribute certain assets to SpinCo and SpinCo will assume certain liabilities (the “MRO Contribution”), followed by Parent’s distribution of the shares of SpinCo to Parent’s shareholders (the “External Spin-Off” and, together with the Internal Spin-Off, the “Spin-Offs”);

WHEREAS, for U.S. federal income tax purposes, it is intended that each of (i) the MOC Contribution and the Internal Spin-Off and (ii) the MRO Contribution and the External Spin-Off shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code (as defined below);

WHEREAS, pursuant to the tax laws of various jurisdictions, the Affiliated Group (as defined below) of which Parent is the common parent files certain tax returns on a consolidated, combined, unitary or other group basis;

WHEREAS, the parties hereto wish to provide for the payment of Income Taxes (as defined below) and Other Taxes (as defined below) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent, SpinCo, and MPC Investment LLC hereby agree as follows:

1. Definitional Provisions.

(a) Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Income Tax or Other Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Code Section 1504(a).

“Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Ashland Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to the distribution by the Parent Group of the stock of Ashland, Inc. in 2005.

“Ashland TMA” shall mean the Amended and Restated Tax Matters Agreement among Ashland, Inc., ATB Holdings, Inc., EXM LLC, New EXM Inc., MOC, Parent, Marathon Domestic LLC and MPC LP dated April 27, 2005.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the state of New York are authorized or obligated by law or executive order to close.

“Carryback” shall mean the carryback of a Tax Attribute (including a net operating loss, a net capital loss or a tax credit) from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

“Code” shall mean the Internal Revenue Code of 1986.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group. For the avoidance of doubt, a Combined Return shall not include an Income Tax Return of a member of the Parent Group merely because such Tax Return includes an allocable share of any items of income or guaranteed payments of MPC LP.

“Contribution” shall mean each of the MOC Contribution and the MRO Contribution.

“Distribution Date” shall mean the date on which the External Spin-Off is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

“Equity Securities” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“External Spin-Off” shall have the meaning set forth in the recitals to this Agreement.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” (and the correlative term, “Finally Determined”) shall mean the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870, 870-PT or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870, 870-PT or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and nonappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Income Tax” (a) shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of any amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of Parent or the Parent Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

“Income Tax Liabilities” shall mean all liabilities for Income Taxes.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Internal Spin-Off” shall have the meaning set forth in the recitals to this Agreement.

“IRS” shall mean the Internal Revenue Service of the United States.

“JV Entity” shall mean an entity (a) with respect to which a member of the Parent Group or the SpinCo Group has an ownership interest and (b) that is classified as a partnership or other pass-through entity for federal, state, local, foreign or other Tax purposes.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions).

“MOC” shall have the meaning set forth in the recitals to this Agreement.

“MOC Contribution” shall have the meaning set forth in the recitals to this Agreement.

“MPC LP” shall mean Marathon Petroleum Company LP, a Delaware limited partnership.

“MRO Contribution” shall have the meaning set forth in the recitals to this Agreement.

“Other Tax Liabilities” shall mean all liabilities for Other Taxes.

“Other Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent” shall have the meaning set forth in the recitals to this Agreement.

“Parent Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to any member of the Parent Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the Parent Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period. For the avoidance of doubt, any adjustment of any item of income, gain, loss, deduction or credit of MPC LP shall not be considered a Parent Adjustment, but shall be considered a SpinCo Adjustment.

“Parent Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by Parent or any other member of the Parent Group immediately after the Spin-Off and that is relied upon in the Private Letter Ruling or the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-Offs.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Employee” shall mean an employee of any member of the Parent Group immediately after the Spin-Off and any former employee of the Parent Group who is not a SpinCo Employee.

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal

Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Offs, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return) that does not include any member of the SpinCo Group. For the avoidance of doubt, a Parent Separate Return shall include any Income Tax Return required to be filed by any member of the Parent Group notwithstanding that such return includes an allocation of income, gain, deduction, loss, credit or guaranteed payments with respect to MPC LP.

“Payroll Taxes” shall mean any Taxes imposed by any Tax Authority on an employer in connection with the payment or provision of salaries or benefits and other remuneration to employees or directors, including income tax withholding, social security, unemployment taxes, and premiums for workers’ compensation.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Section 5(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean a taxable period that begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period that ends on or before or that includes the Distribution Date. For the avoidance of doubt, a Pre-Distribution Taxable Period includes a Straddle Period.

“Private Letter Ruling” shall mean (a) any private letter ruling issued by the IRS in connection with any of the Spin-Off-Related Transactions or (b) any similar ruling issued by any other Tax Authority in connection with any of the Spin-Off-Related Transactions.

“Private Letter Ruling Documents” shall mean (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Spin-Off-Related Transactions, or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

“Refund” shall mean any refund of Income Taxes or Other Taxes, including any reduction in Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the Distribution Date and ending on the day after the second anniversary of the Distribution Date.

“Separate Return Tax Liability” shall mean, in the case of any member of the SpinCo Group, the hypothetical tax liability which would have been reported if the relevant member of the SpinCo Group had been required to report its tax liability on a SpinCo Separate Return.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“SpinCo” shall have the meaning set forth in the recitals to this Agreement.

“SpinCo Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to any member of the SpinCo Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the SpinCo Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“SpinCo Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo or any other member of the SpinCo Group immediately after the Spin-Off and that is relied upon in the Private Letter Ruling or the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-offs.

“SpinCo Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which SpinCo is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“SpinCo Employee” shall mean an employee of any member of the SpinCo Group immediately after the Spin-Off and any former employee of the SpinCo Group who is not employed by a member of the Parent Group immediately after the Distribution Date.

“SpinCo Group” shall mean (a) SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo (including MPC LP and any Subsidiary of SpinCo or MPC LP that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Offs, (b) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SpinCo Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined or unitary return) that does not include any member of the Parent Group, including any U.S. consolidated federal Income Tax Returns of the SpinCo Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period.

“SpinCo Tax Liability” shall mean, with respect to any Taxing Jurisdiction, any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) that is attributable to a SpinCo Adjustment.

“Spin-Offs” shall have the meaning set forth in the recitals to this Agreement.

“Spin-Off-Related Transactions” shall mean the MOC Contribution, the MRO Contribution and the Spin-Offs.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) incurred as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the income tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date any Taxes with respect to such additional gain or income were required to be paid until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the SpinOff-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Straddle Period” shall mean any taxable period that begins before and ends after the Distribution Date.

“Tax” shall mean all Income Taxes and Other Taxes.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, overall domestic loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulation Sections 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a consolidated minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” shall have the meaning set forth in Section 4(d) of this Agreement.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent.

“Tax Dispute” shall have the meaning set forth in Section 9 of this Agreement.

“Tax Dispute Arbitrator” shall have the meaning set forth in Section 9 of this Agreement.

“Tax-Free Status” shall mean the qualification of each of (a) the MOC Contribution and the Internal Spin-Off and (b) the MRO Contribution and the External Spin-Off, as the case may be: (i) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code; (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 361(c) of the Code; and (iii) as a transaction in which Parent, the other members of the Parent Group, SpinCo and the other members of the SpinCo Group recognize no income or gain other than intercompany items taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Opinion” shall mean the tax opinion issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

“Tax Opinion Documents” shall mean (a) the Tax Opinion and the information and representations provided by, or on behalf of, Parent or SpinCo to Tax Counsel in connection therewith and (b) the information and representations provided by, or on behalf of Parent or SpinCo, to the IRS in connection with the Private Letter Ruling with respect to the Spin-Off-Related Transactions.

“Tax-Related Losses” shall mean:

(a) the Spin-Off Tax Liabilities,

(b) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Spin-Off Tax Liabilities, and

(c) all costs, expenses, damages and other Losses associated with stockholder litigation or controversies and any amount paid by Parent or SpinCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or SpinCo or their respective Affiliates, in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

“Tax Returns” shall mean all Income Tax Returns and Other Tax Returns.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent or SpinCo or any of their respective Affiliates.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction will not disqualify any of the Spin-Off-Related Transactions from Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

(b) Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” or “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution;

(iii) any reference to any gender includes the other gender and the neuter;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) the words “shall” and “will” are used interchangeably and have the same meaning;

(vi) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vii) any reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause mean such clause of such Section or definition;

(viii) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ix) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(x) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(xi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(xii) if there is any conflict between the provisions of the Separation and Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof;

(xiii) the headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xv) the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party.

2. Sole Tax Sharing Agreement.

This Agreement shall constitute the entire agreement between Parent and SpinCo and their respective Affiliates (including direct or indirect corporate Subsidiaries, controlled partnerships, and controlled limited liability companies) with respect to the subject matters herein. Further, for the avoidance of doubt, this Agreement (and not the Second Amended and Restated Agreement of Limited Partnership of MPC LP) shall control with respect to any matters set forth herein, including but not limited to preparing and filing MPC LP Tax Returns, making any Tax elections on behalf of MPC LP, designation of the “tax matters partner” of MPC LP and the control and resolution of disputes regarding MPC LP Tax Returns.

3. Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Preparation of Tax Returns.

(i) In the absence of a controlling change in law, or except as otherwise set forth in this Agreement, all (A) Combined Returns for

Income Taxes, (B) Other Tax Returns of a member of the SpinCo Group, and (C) IRS Form 1065 (and any similar state, local or foreign Tax Returns) of MPC LP or any other JV Entity, in each case filed after the date of this Agreement with respect to a Pre-Distribution Taxable Period shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which such Tax Returns and accruals involving similar items have been filed. Except as otherwise provided in this Agreement, all decisions relating to the preparation of such Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation; provided, however, that the party not responsible for preparing such Tax Returns shall have the right to review and comment on such Tax Returns prior to the filing thereof.

(ii) Parent shall, in its sole discretion, determine the items of income, gain, deduction, loss and credit of each member of the SpinCo Group that must be included in the federal Income Tax Return of the Parent Consolidated Group, any other Combined Return or any Parent Separate Return for the taxable year ending December 31, 2011 by closing the books of the members of the SpinCo Group at the Distribution Date or, alternatively, by ratable allocation to the extent allowable pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii) or any similar provision of state, local or foreign law. The items of income, gain, deduction, loss and credit of MPC LP and each other JV Entity that must be included in any Combined Return or Parent Separate Return for the taxable year ending December 31, 2011 shall be determined on the basis of a closing of the books as of the end of the Distribution Date in accordance with Treasury Regulation Section 1.1502-76(b)(2)(ii) or any similar provision of state, local or foreign law.

(iii) Except as limited by Section 3(a)(i), Parent (or its designee) shall determine the entities to be included in any Combined Return for any state.

(iv) SpinCo shall, and shall cause each other member of the SpinCo Group to, prepare and submit at Parent’s request (and in no event later than 60 days after such request), at SpinCo’s expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request, to enable Parent to prepare any Income Tax Return or Other Tax Return required to be filed by Parent, including any Tax Returns on IRS Form 1065 (and any similar state, local or foreign Tax Returns) with respect to MPC LP that are filed by Parent pursuant to this Agreement. Parent shall make any such Income Tax Return or Other Tax Return and related workpapers available for review by SpinCo to the extent such return relates to Taxes for which any member of the SpinCo Group would reasonably be expected to be liable.

(v) Except as required by applicable law or as a result of a Final Determination, neither Parent nor SpinCo shall (nor shall cause or permit any other members of the Parent Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under state, local or foreign law) or with respect to a specific item of income, deduction, gain, loss or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by Parent pursuant to Section 3(b) hereof (including the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return).

(vi) Parent (and not SpinCo or any other member of the SpinCo Group) shall be entitled to Specified Liability Deductions (as defined in the Ashland TMA), if any, in accordance with section 5.01 of the Ashland TMA, and Parent (and not SpinCo or any other member of the SpinCo Group) shall be responsible for payments, if any, to Ashland, Inc. pursuant to section 5.02 of the Ashland TMA.

(b) Filing of Tax Returns and Payment of Taxes.

(i) Parent Consolidated Return for Pre-Distribution Taxable Periods. Parent shall prepare and file or cause to be prepared and filed all U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group for all Pre-Distribution Taxable Periods and shall pay all Income Taxes due with respect to such Income Tax Returns. In consideration of Parent’s payment of such Income Taxes for the taxable year ending December 31, 2011, SpinCo shall pay to Parent an amount equal to the product of (A) the net amount of any taxable income of SpinCo (and each other member of the SpinCo Group, including MPC LP) that is included in the consolidated federal Income Tax Return of the Parent Consolidated Group for the taxable year ending December 31, 2011, and (B) the highest U.S. federal income tax corporate marginal rate in effect in such year. Prior to the Distribution Date, SpinCo shall pay to Parent an estimate of the Income Taxes payable pursuant to the preceding sentence. Upon the later of (x) 10 Business Days after Parent files the applicable Income Tax Return with respect to which Income Taxes pursuant to this Section 3(b)(i) are due, or (y) five Business Days after Parent provides written notice setting forth the computation of such Income Taxes, SpinCo shall pay to Parent any such Income Taxes in excess of the estimated payment previously paid by SpinCo or, if the estimated Income Taxes paid by SpinCo exceed the amount otherwise payable, Parent shall refund such excess to SpinCo.

(ii) Other Income Tax Returns that are Combined Returns for Pre-Distribution Taxable Periods. Parent shall prepare and file or cause to be prepared and filed all Income Tax Returns that are Combined Returns (other than the U.S. consolidated federal Income Tax Returns described in Section 3(b)(i) above) for all Pre-Distribution Taxable Periods and shall pay all Income Taxes due with respect to such Income Tax Returns. In consideration of Parent’s payment of such Income Taxes (as well as Income Taxes payable with respect to any Parent Separate Returns that are attributable to income, gain or guaranteed payments of MPC LP) for the taxable year ending December 31, 2011, with respect to each such Combined Return and each Parent Separate Return that includes an allocation of income, gain or guaranteed payments with respect to MPC LP, SpinCo shall pay to Parent an amount equal to the product of (i) the net amount of any taxable income of SpinCo (and each other member of the SpinCo Group, including MPC LP) that is included in such Tax Return for the taxable year ending December 31, 2011, and (ii) the product of (A) the highest income tax corporate marginal rate in effect in the applicable Taxing Jurisdiction for such year, and (B) sixty-five percent (0.65). Prior to the Distribution Date, SpinCo shall pay to Parent an estimate of the Income Taxes payable pursuant to the preceding sentence. Upon the later of (x) 10 Business Days after Parent files the applicable Income Tax Return with respect to which such Income Taxes are due, or (y) five Business Days after Parent provides written notice setting forth the computation of such Income Taxes, SpinCo shall pay to Parent any such Income Taxes in excess of the estimated payment previously paid by SpinCo or, if the estimated Income Taxes paid by SpinCo exceed the amount otherwise payable, Parent shall refund such excess to SpinCo.

(iii) MPC LP Tax Returns. Parent (on behalf of MPC LP) shall prepare and file (or cause to be prepared and filed) all U.S. returns of partnership income on IRS Form 1065 and any similar state, local or foreign Tax Returns of MPC LP for taxable periods ending on or before December 31, 2010. SpinCo (on behalf of MPC LP) shall prepare and file (or cause to be prepared and filed) all such Tax Returns of MPC LP with respect to taxable periods beginning on or after January 1, 2011, including any Straddle Periods. In the case of any Tax Return described in the preceding sentence for which items of income, gain, deduction, loss, credit or guaranteed payments of MPC LP are allocable to any member of the Parent Group, at least 30 days prior to the due date of such Tax Return, SpinCo shall submit a copy of such Tax Return to Parent. No later than 15 days after receipt of the Tax Return, Parent shall provide written notice to SpinCo of any proposed changes to such Tax Return, which comments shall be considered in good faith. MPC LP shall be responsible for all Income Taxes or Other Taxes that are imposed by any Tax Authority on MPC LP (as opposed to Taxes that are payable by MPC LP’s owners with respect to their allocable shares of MPC LP’s income) for all taxable years.

(iv) Payroll Taxes. Parent and SpinCo each shall pay or cause to be paid any Payroll Taxes with respect to Parent Employees or SpinCo Employees, respectively, and shall be responsible for filing any Tax Returns due with respect to such Payroll Taxes.

(v) Parent Separate Returns. Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns. Except as provided in Sections 3(b)(ii) and 3(c)(i), Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to any Parent Separate Return.

(vi) SpinCo Separate Returns. Except as provided in Section 3(b)(iii), SpinCo shall prepare and file or cause to be prepared and filed all SpinCo Separate Returns and shall be responsible for any and all Income Taxes or Other Taxes due or required to be paid with respect to any SpinCo Separate Return for both Pre-Distribution Taxable Periods and Post-Distribution Taxable Periods.

(vii) Transfer Taxes. SpinCo shall be responsible for, and shall indemnify each member of the Parent Group against, all transfer, documentary, sales, use, registration and similar Taxes and related fees incurred as a result of the Spin-Offs (including the MOC Contribution and the MRO Contribution), and shall timely prepare and file all Other Tax Returns as may be required in connection with the payment of such Taxes.

(viii) Amended Returns. (A) Except as provided in Section 3(b)(viii)(D), SpinCo (and not any member of the Parent Group) shall be entitled to amend any SpinCo Separate Returns, (B) Parent (and not any member of the SpinCo Group) shall be entitled to amend any Parent Separate Returns, (C) Parent (and not any member of the SpinCo Group) shall be entitled to file amended Combined Returns for any Pre-Distribution Taxable Period, and (D) Parent (and not any member of the SpinCo Group) shall be entitled to cause MPC LP to file an amended return for any Pre-Distribution Taxable Period. In the event that an amended return described in Section 3(b)(viii)(B), (C) or (D) results in a Refund of Taxes to any member of the Parent Group or the SpinCo Group, the party entitled to such Refund shall be the party that would be entitled to such Refund under Section 3(c)(ii) if such Refund had been attributable to a Final Determination, and if such amended return results in the payment of additional Taxes, such Taxes shall be the responsibility of the party that would be responsible for such Taxes under Section 3(c)(i) if such Taxes had been attributable to a Parent Adjustment or a SpinCo Adjustment, as the case may be.

(ix) Timing of Payments. Except as otherwise specifically set forth in this Agreement, all payments required to be made by one Person to another Person pursuant to this Section 3 shall be made no later than five days prior to the date such Taxes are due to the relevant Tax Authority or, in the case of any amended Tax Return, within five days after any Taxes attributable to such Tax Return are Actually Realized.

(c) Tax Adjustments due to a Final Determination and Refunds.

(i) Pre-Distribution Taxable Periods. Except as provided in Sections 3(c)(iii) and (iv), Parent shall pay or cause to be paid all Taxes attributable to Parent Adjustments for all Pre-Distribution Taxable Periods. Except as provided in Sections 3(c)(iii) and (iv), SpinCo shall pay or cause to be paid all Taxes attributable to SpinCo Adjustments for all Pre-Distribution Taxable Periods. For the avoidance of doubt, SpinCo shall be responsible for any increase in Taxes of any member of the Parent Group for a Pre-Distribution Taxable Period to the extent such increase is attributable to any adjustment to an item of income, gain, deduction, loss or credit of MPC LP. If a SpinCo Adjustment increases the taxable income on a Tax Return for which the Parent Group is responsible for the payment of Taxes, or if a Parent Adjustment increases the taxable income on a Tax Return for which the SpinCo Group is responsible for the payment of Taxes, the increase in Taxes (other than any penalties and interest, which shall be determined on an as-assessed basis) attributable to such adjustment shall be computed in accordance with the formulas in Sections 3(b)(i) and (ii); thus, for example, if a SpinCo Adjustment increases the taxable income reported on the Parent Consolidated Group’s U.S. federal Income Tax Return for the taxable year ending December 31, 2010, the Taxes attributable to such adjustment shall be computed by multiplying the increase in the taxable income times the highest federal income tax corporate marginal rate in effect for 2010 (and adding to such amount any penalties and interest actually assessed).

(ii) Refunds. (A) Except as provided in Section 3(c)(ii)(B), Parent shall be entitled to all Refunds of Taxes received by any member of the SpinCo Group or the Parent Group with respect to any Pre-Distribution Taxable Period. (B) SpinCo shall be entitled to Refunds of Taxes for Pre-Distribution Taxable Periods to the extent such Refunds are attributable to SpinCo Adjustments. For the avoidance of doubt, SpinCo shall be entitled to Refunds of Taxes for Pre-Distribution Taxable Periods to the extent such Refunds are attributable to an adjustment to an item of income, gain, deduction, loss or credit of MPC LP. A party receiving a Refund to which another party is entitled pursuant to this Section 3(c)(ii) shall pay the amount to which such other party is entitled within fifteen Business Days after such Refund is Actually Realized.

(iii) Payroll Taxes. In the event of any Final Determination that increases the Payroll Taxes payable by any member of the Parent Group or the SpinCo Group for any Pre-Distribution Taxable Period, such Payroll Taxes shall be the responsibility of (A) Parent if such Payroll Taxes are with respect to a Parent Employee, or (B) SpinCo if such Payroll Taxes are with respect to a SpinCo Employee.

(iv) Ashland Adjustments. Notwithstanding any other provision of this Agreement, SpinCo shall pay or cause to be paid (to Parent or to the Tax Authority, as applicable), any Income Taxes or any Other Taxes payable by any member of the Parent Group to the extent such Taxes are attributable to Ashland Adjustments.

(v) Certain Partnership Items. For avoidance of doubt, notwithstanding any other provision of this Agreement, Parent shall not be responsible (directly, by reason of indemnification or otherwise) for any Taxes payable by any member of the SpinCo Group for any Post-Distribution Taxable Period that are attributable to a termination of MPC LP pursuant to Section 708(b).

4. Indemnification for Income Taxes and Other Taxes.

(a) Indemnification by Parent. From and after the Distribution Date, except as provided in Section 3, Parent and each other member of the Parent Group shall jointly and severally indemnify, defend and hold harmless SpinCo and each other member of the SpinCo Group and each of their respective Representatives from and against (i) all Income Tax Liabilities and Other Tax Liabilities that Parent or any other member of the Parent Group is responsible for pursuant to Section 3 and (ii) all Income Taxes, Other Taxes, Spin-Off Tax Liabilities and other Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group that are attributable to, are caused by, or result from, one or more of the following: (A) any breach by a member of the Parent Group of a covenant or representation related to the Parent Group or the Parent Business hereunder or made in connection with the Tax Opinion Documents; (B) any action or omission by a member of the Parent Group after the Distribution Date (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the Distribution Date) including a cessation, transfer to Affiliates or disposition of a Parent Business; (C) any acquisition of any stock or assets of a member of the Parent Group by one or more other persons (other than a member of the SpinCo Group) prior to or following the Distribution Date; or (D) any issuance of Equity Securities by a member of the Parent Group; provided, however, that neither Parent nor any other member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 4(a) to the extent that such indemnification obligation is otherwise attributable to any breach by SpinCo or any other member of the SpinCo Group of any of SpinCo’s representations or covenants hereunder (including any representations made in connection with the Tax Opinion).

(b) Indemnification by SpinCo. From and after the Distribution Date, SpinCo and each other member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each other member of the Parent Group and each of their respective Representatives from and against (i) all SpinCo Tax Liabilities, Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities and other Tax-Related Losses that SpinCo or any other member of the SpinCo Group is responsible for under Section 3 or Section 5 (including any Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities or other Tax-Related Losses arising with respect to a Permitted Transaction for which SpinCo is liable pursuant to Section 5), and (ii) all Income Taxes, Other Taxes, Spin-Off Tax Liabilities and other Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group that are attributable to, are caused by, or result from, one or more of the following: (A) any breach by a member of the SpinCo Group of a covenant or representation related to the SpinCo Group or the SpinCo Business hereunder or made in connection with the Tax Opinion Documents; (B) any action or omission by a member of the SpinCo Group after the Distribution Date (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the Distribution Date) including a cessation, transfer to Affiliates or disposition of a SpinCo Business; (C) any acquisition of any stock or assets of a member of the SpinCo Group by one or more other persons (other than a member of the Parent Group) following the Distribution Date; or (D) any issuance of Equity Securities by a member of the SpinCo Group; provided, however, that neither SpinCo nor any other member of the SpinCo Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 4(b) to the extent that such indemnification obligation is otherwise attributable to any breach by Parent or any other member of the Parent Group of any of Parent’s representations or covenants hereunder (including any representations made in connection with the Tax Opinion).

(c) Timing of Indemnification Payments. Any payment with respect to any indemnification obligation pursuant to this Section 4 shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i) in the case of an indemnification obligation with respect to any SpinCo Tax Liabilities, Spin-Off Tax Liabilities, Income Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii) in the case of any payment or indemnification of any Losses not described in Section 4(c)(i) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related

Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

(d) Tax Benefits. If the indemnification provided by Parent under Section 4(a) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to SpinCo or any other member of the SpinCo Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then SpinCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that SpinCo or any other member of the SpinCo Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which SpinCo or any other member of the SpinCo Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). SpinCo shall pay Parent for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized. If the indemnification provided by SpinCo under Section 4(b) results in Tax Benefits to Parent or any other member of the Parent Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay SpinCo the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any other member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which Parent or any other member of the Parent Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). Parent shall pay SpinCo for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized.

5. Spin-Off Related Matters.

(a) Representations.

(i) Tax Opinion Documents. SpinCo hereby represents and warrants that (A) it has examined the Tax Opinion Documents (including the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group) and (B) to the extent in reference to SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group, the facts presented and the representations made therein are true, correct and complete.

(ii) Tax-Free Status. SpinCo hereby represents and warrants that neither SpinCo nor any other member of the SpinCo Group has a plan or intention of taking any action, or failing to take any action, or knows of any circumstance, that could reasonably be expected to (A) cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement or the Tax Opinion Documents to

be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

(iii) Plan or Series of Related Transactions. SpinCo hereby represents and warrants that, to the best knowledge of SpinCo, after due inquiry, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in SpinCo or any successor to SpinCo.

(b) Covenants.

(i) Actions Consistent with Representations and Covenants. Neither Parent nor SpinCo shall take any action or permit any other member of the Parent Group or the SpinCo Group, respectively, to take any action, or shall fail to take any action or permit any other member of the Parent Group or the SpinCo Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement or the Tax Opinion Documents.

(ii) Preservation of Tax-Free Status; SpinCo Business. SpinCo shall not (A) take any action (including any cessation, transfer or disposition of all or any portion of any SpinCo Business, payment of extraordinary dividends, acquisitions or issuances of stock or entering into any agreement, understanding, arrangement or substantial negotiations regarding any such actions) or permit any other member of the SpinCo Group to take any such action, or fail to take any such action or permit any other member of the SpinCo Group to fail to take any such action, in each case, unless such action or failure to act would not cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or could not require Parent or SpinCo to reflect a liability or reserve with respect to any of the Spin-Off-Related Transactions in its financial statements, and (B) until the first day after the Restriction Period, engage in any transaction (including any cessation, transfer or disposition of all or any portion of any SpinCo Business) that would result in SpinCo or its “separate affiliated group” (within the meaning of Section 355(b) of the Code) ceasing to be engaged in any SpinCo Business for purposes of Section 355(b).

(iii) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, none of SpinCo or any other member of the SpinCo Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any other member of the SpinCo Group; provided, however, that SpinCo may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(iv) Tender Offer; Other Business Transactions. Until the first day after the Restriction Period, none of SpinCo or any other member of the SpinCo Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto).

(v) Dispositions of Assets. Until the first day after the Restriction Period, none of SpinCo or any other member of the SpinCo Group shall sell, transfer or dispose, or agree to sell, transfer or dispose, of more than 50 percent of the gross assets of any SpinCo Business (such percentages to be measured by fair market values on the Distribution Date) or transfer any assets of the SpinCo Group in a transaction described in Section 351 of the Code (other than a transfer to a corporation that is a member of SpinCo’s “separate affiliated group” within the meaning of Section 355(b) of the Code). The foregoing sentence shall not apply to sales, transfers, or dispositions of inventory in the ordinary course of business.

(vi) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither SpinCo nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any transaction involving a merger, consolidation or other reorganization; provided, however, that mergers of direct or indirect wholly-owned Subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned Subsidiaries of SpinCo, and liquidations of SpinCo’s Subsidiaries are not subject to this Section 5(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.

(c) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 5(b)(iii) through 5(b)(vi), during the Restriction Period, SpinCo may (i) issue, sell, redeem or otherwise acquire (or cause another member of the SpinCo Group to issue, sell, redeem or otherwise acquire) Equity Securities of SpinCo or any other member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(iii), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 5(b)(iv), (iii) sell or otherwise dispose of the assets of SpinCo or any other member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(v) or (iv) merge SpinCo or any other member of the SpinCo Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 5(b)(vi), in each case, if and only if such transaction would not violate Section 5(b)(i) or Section 5(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 5(c), and prior to consummating any such transaction: (X) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, (Y) SpinCo shall request that Parent obtain a Private Letter Ruling to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and Parent shall have received such a Private Letter Ruling, in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith, or (Z) Parent in its sole and absolute discretion shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or Private Letter Ruling.

(d) Liability of SpinCo for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, SpinCo and each other member of the SpinCo Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(i) any act or failure to act by SpinCo or any other member of the SpinCo Group, which act or failure to act breaches any of the covenants described in Section 5(b)(i) through 5(b)(vi) of this Agreement (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 5(b)(i) or 5(b)(ii), regardless of whether such act or failure to act is permitted by Section 5(b)(iii) through 5(b)(vi);

(ii) any acquisition of Equity Securities of SpinCo or any other member of the SpinCo Group by any Person or Persons (including as a result of an issuance of SpinCo Equity Securities or a merger of another entity with and into SpinCo or any other member of the SpinCo Group) or any acquisition of assets of SpinCo or any other member of the SpinCo Group (including as a result of a merger) by any Person or Persons; and

(iii) Tax Counsel withdrawing all or any portion of the Tax Opinion or any Tax Authority withdrawing all or any portion of a Private Letter Ruling issued to Parent in connection with the Spin-Off-Related Transactions because of a breach by SpinCo or any other member of the SpinCo Group of a representation made in this Agreement (or made in connection with the Tax Opinion or any Private Letter Ruling).

(e) Cooperation.

(i) Parent shall reasonably cooperate with SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 5(c).

(ii) Until the first day after the Restriction Period, SpinCo will provide adequate advance notice to Parent in accordance with the terms of Section 5(e)(iii) of any action described in Sections 5(b)(i) through 5(b)(vi) within a period of time sufficient to enable Parent to seek injunctive relief as contemplated by Section 5(f).

(iii) Each notice required by Section 5(e)(ii) shall set forth the terms and conditions of any such proposed transaction, including (A) the nature of any related action proposed to be taken by the board of directors of SpinCo, (B) the approximate number of Equity Securities (and their voting and economic rights) of SpinCo or any other member of the SpinCo Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of SpinCo’s assets (or assets of any other member of the SpinCo Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek injunctive relief pursuant to Section 5(f). Promptly, but in any event within 30 days after Parent receives such written notice from SpinCo, Parent shall notify SpinCo in writing of Parent’s decision to seek such injunctive relief.

(f) Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 5 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

6. Tax Contests.

(a) Notification. Each of Parent and SpinCo shall notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Tax Authority or other Person with respect to any Income Taxes or Other Taxes of

Parent or any other member of the Parent Group, or SpinCo or any other member of the SpinCo Group, respectively, for which a member of the SpinCo Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any demand, claim or notice of the commencement of an audit that is reasonably expected to give rise to a Distribution-Related Proceeding, regardless of whether SpinCo or Parent may be responsible for any resulting Taxes, Parent or SpinCo, as the case may be, shall provide written notice to the other party no later than ten (10) Business Days after Parent or SpinCo receives any written notice of such a demand, claim or notice of commencement of an audit from the IRS or other Tax Authority. Each of Parent and SpinCo shall include with such notice a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or any other member of the Parent Group, or SpinCo or any other member of the SpinCo Group, respectively. The failure of Parent or SpinCo timely to provide such notice in accordance with the first sentence of this Section 6(a) shall not relieve SpinCo or Parent, respectively, of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify Parent and the other members of the Parent Group, or SpinCo and the other members of the SpinCo Group, respectively, and their respective Representatives therefor, except to the extent that the failure timely to provide such notice actually prejudices the ability of SpinCo or Parent to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

(b) Representation with Respect to Tax Disputes. Parent (or such other member of the Parent Group as Parent may designate) shall have the sole right to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice in any Proceeding relating to (i) any U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns, (iii) any Parent Separate Returns, and (iv) any Tax Returns of MPC LP for any Pre-Distribution Taxable Period. Parent may affirmatively elect, in writing and at its sole and absolute discretion, not to assert control of a Proceeding described in clauses (ii) or (iv) of the immediately preceding sentence, in which case SpinCo shall have the right to control such Proceeding and Parent shall have the right to participate therein at its own cost; provided, however, that SpinCo shall not have the right to settle any such Proceeding without the prior written consent of Parent (which shall not be unreasonably withheld). Parent shall bear all expenses relating to any Proceeding referred to in the first sentence of this Section 6(b), except that, with respect to a Proceeding relating to any Combined Return for any Pre-Distribution Taxable Period, expenses shall be borne by Parent and SpinCo to the extent such expenses are attributable to Parent Adjustments or SpinCo Adjustments, respectively; provided, however, that to the extent such expenses cannot reasonably be attributed to Parent Adjustments or SpinCo Adjustments, such expenses shall be borne equally by Parent and SpinCo. Except as set forth in the first sentence of this Section 6(b), SpinCo (or such other member of the SpinCo Group as SpinCo may designate) shall have the sole right to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to SpinCo Separate Returns.

(c) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such other member of the Parent Group as Parent may designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d) Tax Matters Partner. The parties agree to cause MOC to be the “tax matters partner” (as defined under Code Section 6231(a)(7)) of MPC LP for all taxable periods ending on or before December 31, 2010, and to cause MPC Investment LLC to be the tax matters partner for any Straddle Period of MPC LP. Notwithstanding the appointment of the tax matters partner as provided in the preceding sentence, the parties agree to take all actions necessary to enable the parties designated in Section 6(b) to control any Proceedings as set forth in Section 6(b).

(e) Distribution-Related Proceedings, Proceedings with Respect to SpinCo Tax Liabilities.

(i) In the event of any Distribution-Related Proceeding or Proceeding relating to a SpinCo Tax Liability as a result of which SpinCo could reasonably be expected to become liable for Tax or any Tax-Related Losses and with respect to which Parent has the right to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group pursuant to Section 6(b) above, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide SpinCo copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Distribution-Related Proceeding, or (ii) any other Proceeding relating to a Tax Return described in Section 6(b) with respect to which Parent is entitled to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group, shall be made in the sole discretion of Parent and shall not be subject to the Dispute Resolution provisions of Section 9.

(ii) In the event of any Distribution-Related Proceeding with respect to any SpinCo Separate Return, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) SpinCo shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7. Apportionment of Tax Attributes; Carrybacks.

(a) Apportionment of Tax Attributes.

(i) If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any other member of the SpinCo Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-9T, 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, l.1502-79A.

(ii) No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to SpinCo or any other member of the SpinCo Group, except as Parent (or such other member of the Parent Group as Parent may designate) determines is otherwise required under applicable law.

(iii) Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any other member of the SpinCo Group in accordance with this Section 7(a) and applicable law, and the amount of earnings and profits to be apportioned to SpinCo or any other member of the SpinCo Group in accordance with applicable law.

(iv) Except as otherwise required by applicable law or pursuant to a Final Determination, no member of the SpinCo Group shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the apportionment by Parent in Section 7(a)(iii).

(b) Carrybacks. Except to the extent otherwise consented to by Parent or prohibited by applicable law, SpinCo and each other member of the SpinCo Group shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that SpinCo (or the appropriate other member of the SpinCo Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) SpinCo shall be entitled to any Income

Tax Benefit Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

8. Cooperation and Exchange of Information.

(a) Cooperation and Exchange of Information. Each of Parent and SpinCo, on behalf of itself and each other member of the Parent Group and the SpinCo Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, upon reasonable notice, (i) promptly forwarding copies of appropriate notices and forms or other communications (including information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and Tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or SpinCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or SpinCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent’s or SpinCo’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a Third Party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Income Tax or Other Tax purposes of each member of the SpinCo Group with respect to all Combined Returns. Upon reasonable notice, each of Parent and SpinCo shall make its, or shall cause the other members of the Parent Group or the SpinCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

(b) Retention of Records. Each of Parent and SpinCo agrees to retain all Income Tax Returns and Other Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local or foreign law) existing on the date hereof or created in respect of (i) any Pre-Distribution Taxable Period or (ii) any taxable period that may be subject to a claim hereunder, in each case, until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.

9. Resolution of Disputes. Parent and SpinCo shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a Third Party (a “Tax Dispute”). Any party to this Agreement may give any other party hereto written notice of any Tax Dispute not resolved in the normal course of business. If the parties cannot agree by the tenth Business Day following the date on which one party gives such notice, then the parties shall promptly retain the services of a nationally recognized law or accounting firm reasonably acceptable to the parties (the “Tax Dispute Arbitrator”). The Tax Dispute Arbitrator shall be instructed to resolve the Tax Dispute, and such resolution shall be (a) set forth in writing and signed by the Tax Dispute Arbitrator, (b) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Tax Dispute Arbitrator, but no later than the fifteenth Business Day after the Tax Dispute Arbitrator is instructed to resolve the dispute, (c) made in accordance with this Agreement, and (d) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution. The Tax Dispute Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Tax Dispute Arbitrator. The fees and expenses of the Tax Dispute Arbitrator shall be borne 50% by Parent and 50% by SpinCo.

10. Payments.

(a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the respective parties for such purpose; provided, however, that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c) Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat any payment required by this Agreement as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Spin-Off, except as otherwise mandated by applicable law or a Final Determination; provided, however, that in the event it is determined (i) pursuant to applicable law, or (ii) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

11. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:	Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056
Attention: Stephen J. Landry, Vice President, Tax
Telecopier: (713) 513-4431

If to SpinCo to:	Marathon Petroleum Corporation
539 South Main Street
Findlay, Ohio 45840
Attention: John R. Haley, [Vice President, Tax]
Telecopier: (419) 421-8428

Such names and addresses may be changed by notice given in accordance with this Section 11.

12. Designation of Affiliate. Each of Parent and SpinCo may assign any of its rights or obligations under this Agreement to any member of the Parent Group or the SpinCo Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Parent or SpinCo, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to SpinCo or Parent, respectively, to the extent such designee fails to make such payment.

13. Miscellaneous. To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation and Distribution Agreement shall apply in relevant part to this Agreement: Section 14.1 (Entire Agreement), Section 14.2 (Choice of Law), Section 14.3 (Amendment), Section 14.4 (Waiver), Section 14.5 (Partial Invalidity), Section 14.6 (Execution in Counterparts), Section 14.7 (Successors and Assigns), Section 14.8 (Third-Party Beneficiaries), Section 14.10 (No Reliance on Other Party), Section 14.11 (Performance), Section 14.12 (Force Majeure), Section 14.13 (Termination), and Section 14.14 (Limited Liability).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

MARATHON OIL CORPORATION

By:
Name:
Title:

MARATHON PETROLEUM CORPORATION

By:
Name:
Title:

MPC INVESTMENT LLC

By:
Name:
Title:

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